Exhibit 23.3

June 2, 2017

Darren J. Milliken, General Counsel
ForeScout Technologies, Inc.
190 West Tasman Drive
San Jose, California 95134
Dear Mr. Milliken:
We, International Data Corporation, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of ForeScout Technologies, Inc. and any related prospectuses of (i) our name and all references thereto, (ii) all references to our preparation of the report titled “The Business Value of Pervasive Device and Network Visibility and Control with ForeScout” (the “Industry Report”), and (iii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.
We further consent to the reference to our firm, under the caption “Market and Industry Data” in the Registration Statement, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.
Yours faithfully,

/s/ Harsh Trivedi
For and on behalf of International Data Corporation

SCHEDULE

•	“18% increase in compliance for devices”

•	"42% fewer network related security breaches"

•	“38% reduction in device-related breaches”